QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

SALES REPRESENTATIVE AGREEMENT

        This SALES REPRESENTATIVE AGREEMENT (this "Agreement") is made and entered into this 1st day of June, 2002, between AMERICAN GAMING ELECTRONICS, INC., a Nevada corporation ("AGE"), and MARK KOMOROWSKI (the "Representative").

        WHEREAS, AGE is a wholly-owned subsidiary of Wells-Gardner Electronics Corporation ("Wells-Gardner" and, collectively with AGE and its other subsidiaries and affiliates, the "Company");

        WHEREAS, the Company is engaged in the business of designing, manufacturing, marketing, selling, distributing and servicing gaming machines, parts for gaming machines, video display products and other related products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, cash-operated video game manufacturers and other display integrators (the "Business");

        WHEREAS, AGE wishes to appoint the Representative as its sales representative for certain products of the Company and the Representative desires to be a sales representative of such products, all in accordance with the terms and conditions set forth in this Agreement; and

        WHEREAS, Wells-Gardner and the Representative are also concurrently herewith entering into Separation Agreement and General Release (the "Termination Agreement");

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Definitions.

        "AGE Products" shall mean all Products sold by AGE but shall not include Products sold by Wells-Gardner, any of its other subsidiaries or any of its affiliates.

        "Excess Inventory" shall mean the aggregate amount of the sales price of inventory sold by the Company as a direct result of an opportunity presented by the Representative that is inventory with greater than six month usage or no usage in twelve months.

        "Exclusive Customers" shall mean Fun Company and Summit.

        "Markets" shall mean the following markets and uses in which and for which the Products may be sold: amusement, leisure/fitness and gaming and shall include OEM customers, casinos and other related customers.

        "Net Sales" shall mean the aggregate amount of the Company's net sales of Products in the Markets made as a direct result of a solicitation made by the Representative to the purchasers of such Products.

        "Products" shall mean all video display products, gaming machines, parts for gaming machines and other related products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators currently produced or assembled and/or sold by the Company and all future versions of such items. The Products shall not include any newly developed, acquired or licensed products without the prior written consent of the Company, which may be withheld in its sole discretion.

        "Sales Margins" shall mean an amount equal to the aggregate amount of Net Sales minus the aggregate cost of such Net Sales incurred by the Company.

        "Supplier Variance" shall mean (i) with respect to new Products, the difference between the purchase price paid by AGE and the supplier's price and (ii) with respect to used Products, the difference between the purchase price paid by AGE and the inventory valuation of such products by the Company's finance department.

        "Threshold A" shall mean $133,500.

        "Threshold B" shall mean the dollar amount equal to the sum of Sales Margins, Supplier Variance and Excess Inventory.

        2.    Appointment.    AGE hereby appoints the Representative, and the Representative hereby accepts appointment by AGE, as sales representative for the Products in the Markets, under the terms and conditions contained herein. The Representative hereby agrees to engage actively and diligently in the promotion and sale of the Products, to use his best efforts to fully develop the Markets for the Products, and to render prompt and complete sales and servicing to his customers at his sole cost and expense.

        3.    Exclusivity.    The Representative shall be AGE's exclusive sales representative for the Products in the Markets in Indiana, West Virginia and Canada (the "Territory") and shall be AGE's sales representative for the Products in the Markets on a non-exclusive basis in all other geographic areas other than the Territory. In addition, the Representative shall be AGE's exclusive sales representative for the AGE Products with respect to the Exclusive Customers.

        4.    Sales Invoicing.    The Company shall prepare all invoicing on sales of Products to customers, except as mutually agreed upon in writing. The Company shall furnish the Representative with a summary of the following invoices on a monthly basis: (i) invoices of Products sold in the Territory for use in the Markets; and (ii) invoices of other products, if any, sold by the Company and for which the Representative is entitled to a commission pursuant to this Agreement.

        5.    Commissions.

          a)    Sales Margins Commission.    Commission equal to thirty-five percent (35%) of Sales Margins shall accrue in favor of the Representative.

          b)    Supplier Variance Commission.    Commission equal to thirty-five percent (35%) of Supplier Variance shall accrue in favor of the Representative.

          c)    Excess Inventory Commission.    Commission equal to twenty percent (20%) of Excess Inventory shall accrue in favor of the Representative.

          d)    Excluded Transactions.    Notwithstanding anything set forth in this Section 5, AGE shall pay no commission on sales to Representative and his affiliates; provided that the Company gives such parties the best available export pricing and terms.

          e)    Payment of Commission.    Notwithstanding the foregoing, the Representative shall not be entitled to receive any commission accrued in his favor unless and until the aggregate amount of commissions accrued exceeds Threshold A and the Representative shall be entitled to payment only with respect to those commissions accrued in excess of Threshold A ("Post Threshold Commissions"). Post Threshold Commissions shall be paid on the thirtieth (30th) day after the end of each month in which such commissions were earned.

          f)    All commissions to be paid to the Representative hereunder shall be based upon the Company's invoice price to customers for its Products, excluding amounts invoiced for taxes, freight, C.O.D. charges or insurance.

          g)    Notwithstanding anything herein to the contrary, the Representative shall not be entitled to any commission on Products sold for use in markets other than the Markets, on orders canceled or refused for any reason whatsoever by the Company or by any customer, or on Products returned for credit upon the Company's authorization. In the event that the Company accepts Products for return or is not paid by a customer within ninety (90) days of invoicing, the Company may charge back against the Representative commissions which have been paid or which are due to the Representative as a result of the underlying sale of such Products; provided, however, that once the Company has been paid in full by such customers, the Representative shall be entitled to receive commissions thereon at the rate set forth herein. The Representative assumes responsibility for the accuracy of all matters on all orders taken by the Representative.

          h)    The Representative shall have the right to examine the Company's records solely to confirm that commissions were calculated in accordance with this Agreement. In the event that the Representative fails to notify the Company of any disagreement within ninety (90) days after receiving a statement of commissions due in accordance with this Section 5, such statements shall be conclusively deemed to be correct and binding upon the Representative.

        6.    Sales Terms.    All orders submitted by the Representative to the Company shall be on the Company's regular terms and conditions then in effect and shall be made expressly subject to the approval of the Company at the home office of the Company at 9500 West 55th Street, Suite A, McCook, Illinois 60525. The Company reserves the right to reject, for any reason whatsoever, any order submitted by the Representative to the Company under this Agreement, all without any liability whatsoever to the Company. The Company also reserves the right, for any reason whatsoever, to change its quoted priced of Products from time to time and to discontinue or modify at any time or times the production, assembly, design and/or sales of Products.

        7.    Sample and Product Information.    The Company shall furnish the Representative with such samples, sales bulletins, product brochures, instruction manuals, and technical guidance as may from time to time be available; provided, however, that this Section 7 shall not obligate the Company to furnish any other such material or any financial assistance to the Representative.

        8.    Adjustments, Compromises and Collections.    The Representative has no authority, without prior written agreement by the Company, to represent the Company in making any adjustments or compromises and the Representative has no authority to make any connections for or on behalf or the Company.

        9.    Intellectual Property Rights and Use.    Ownership and all right, title and interest in and to any trademarks, trade names, service marks or copyrights, whether or not registered, relating to any Product are and shall remain vested solely in the Company. The Representative may not use any of the Company's trademarks, trade names, service marks or copyrights, whether or not registered, without the Company's prior written consent and shall immediately modify or discontinue such if, when and as requested by the Company.

        10.    Product Warranty.    It is understood and agreed that the Company's product warranty with respect to the Products shall be limited to the provisions set forth in the standard warranty of the Company in effect at the time of delivery thereof. The Representative shall have no authority to alter or enlarge upon such warranties.

        11.    Independent Contractor.    It is expressly understood and agreed by the parties:

    a)
    that the Representative is an independent contractor and shall not in any way obligate or create liability on the party of the Company; and

    b)
    and that no contracts, commitments, statements or representations made by or on behalf of the Representative shall be binding in any binding in any respect on the Company. The Company shall not be liable at any time for any payments to the Representative or on behalf of the Representative not specifically set forth in this Agreement.

        12.    Expenses.    During the period beginning on the date hereof and ending (whether or not the term of this Agreement is renewed) on May 31, 2003, AGE shall reimburse the Representative for reasonable travel and entertainment expenses incurred during such time period and documented on expense reports in accordance with the Company's policy; provided, however, that the amount of such reimbursement shall not exceed $15,000 in the aggregate.

        13.    Restricted Stock.    The Company hereby determines that the Representative is eligible to participate in the Wells-Gardner Electronics Corporation 1998 Incentive Plan (the "Plan") and shall issue to the Representative 3,200 shares of Restricted Stock, as such term is defined in the Plan (the "Shares"), effective as of July 26, 2002. The Shares shall be subject to the terms of the Restricted Stock Agreement to be entered into by the Company and the Representative, which terms shall include that the Shares shall vest upon the accrual in favor of the Representative of Threshold B equal to at least $133,500 in the aggregate.

        14.    Term and Termination.

    a)
    Unless otherwise terminated in accordance with its terms, the term of this Agreement shall be from the date hereof to May 31, 2003; provided, however, that this Agreement shall be automatically renewed for successive periods of one year, provided further that neither party shall have given the other party ninety days prior advance written notice of its or his intent to not renew this Agreement for a successive one year term. If the term of this Agreement is renewed under this Section 14(a), and assuming that the Threshold Amount as been accrued, Section 5(e) shall be deleted in its entirety and replaced with the following new Section 5(e):

      Payment of Commission.    Commissions shall be paid on the thirtieth (30th) day after the end of each month in which such commissions were earned.

    b)
    In the event of a material breach or default of any of the terms or conditions of this Agreement and/or the Termination Agreement by one party, the other party may terminate this Agreement and/or the Termination Agreement; provided, however, that if the breach or default is capable of being cured, the nonbreaching party must provide the breaching party with written notice thereof and if cured within sixty (60) days of such notice, such breach or default may not be grounds for termination hereunder.

    c)
    This Agreement shall terminate upon an assignment for the benefit of creditors by the Representative or by or against the Representative or any of his affiliates, or the institution of proceedings by or against the Representative or any of his affiliates or any in bankruptcy or under any insolvency laws or for reorganization, receivership or liquidation, provided such proceeding is not dismissed within sixty (60) days of the institution thereof.

    d)
    In the event of the death, legal incapacity or permanent disability of the Representative, then, in any such event, this Agreement shall forthwith terminate.

    e)
    Subject to Section 14(b), the Representative shall be entitled to receive commissions hereunder on Net Sales made after termination of this Agreement to the extent orders therefor were received by the Company prior to the effective date of termination of this Agreement, subject to all other conditions of payment hereof.

        15.    Remedies.    It is agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions thereof in any action instituted in any court of the United States or any stated thereof having subject matter jurisdiction, in addition to and not in lieu of, any other remedy to which such party may be entitled, at law or in equity.

        16.    Confidential Information.

    a)
    The Representative recognizes and acknowledges that certain knowledge and information which he has acquired or developed relating to the Business, including pricing and quotation techniques, costs, developments, activities or products of the Business or the business affairs of any person or entity doing business with the Business, including, but not limited to, customer and vendor lists, cost and selling and service prices for specific customers, customers' needs and requirements, and all inventions, ideas, discoveries, creations, developments, improvements, designs and processes so acquired (hereinafter collectively referred to as "Confidential Information") are the valuable property of the Company and shall be held by the Representative in confidence and trust for the sole benefit of the Company.

    b)
    The Representative agrees not to use, disclose, divulge or publish, without the prior written consent of Company, at any time during the term hereof or thereafter, any Confidential Information; provided, however, that Confidential Information shall not include (a) information which is known to the public or is generally known within the industry of businesses comparable to the Business (other than as a result of the Representative's violation of this covenant) or (b) information which the Representative is required to disclose pursuant to law or order of a court having jurisdiction over the Representative (provided that the Representative offers the Company an opportunity to obtain an appropriate protective order or administrative relief against disclosure of such Confidential Information).

    c)
    Promptly upon the termination of this Agreement, the Representative shall on its own initiative turn over to the Company all Confidential Information and all other information and material, including, without limitation, all and any Product samples, pamphlets, catalogs, booklets and other advertising data and literature concerning the Company and/or the Products, and all copies thereof, in the possession, custody or control of the Representative.

        17.    Restrictive Covenants.

    a)
    The Representative agrees that during the term of this Agreement, he will not, directly or indirectly, be in any manner engaged in, connected with (as a shareholder, employee, independent contractor or otherwise) or employed by (or act as an independent contractor or other representative for) any person, firm or corporation which is engaged in a business which, anywhere inside or outside the United States or Canada, (i) is competitive with the Company or a successor or affiliate thereof or (ii) promotes, sells, markets, licenses, distributes or advertises products whether existing or under development, which are similar to or competitive with the Products anywhere; provided, however, that this subsection shall not be deemed to limit the Representative's, right to (i) own less than 10% of the common stock of a publicly held corporation whose shares are traded on a recognized stock exchange or over-the-counter or (ii) pursue independently of the Company an opportunity presented by the Representative to the Company but affirmatively rejected by the Company during the one-year period following such rejection.

    b)
    During the term of this Agreement, the Representative shall not, directly or indirectly, (i) solicit for employment and/or hire or offer employment to any individual who is or was an employee of the Company within 90 days of the date of this Agreement and who becomes an employee of the Company or its subsidiaries at any time during the term of this Agreement, or (ii) encourage any Company employee to terminate his or her relationship with the Company or its subsidiaries.

    c)
    During the term of this Agreement, except in furtherance of the Representative's sales representative duties under this Agreement, the Representative shall not solicit any person or entity who is or was a customer or client of the Company, or its subsidiaries and who becomes a customer or client of the Company or its subsidiaries at any time during the term of this Agreement, for the purpose of (i) engaging in, or assisting any person or entity in engaging in, the Business, or (ii) soliciting or encouraging any customer, client of the Company, or its subsidiaries to terminate or otherwise alter his, hers or its relationship or prospective relationship with the Company or its subsidiaries.

    d)
    In the event of a breach, violation or attempted breach or violation of any of the provisions of this Section 17, the Company shall be entitled to an injunction or restraining order immediately upon the commencement of any suit therefor by the Company and without notice. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for any such breach of violation for the recovery of damages, including punitive damages by reason thereof.

    e)
    The necessity of protection against the competition of the Representative and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereby agree and acknowledge that the duration, scope and geographic area applicable to the restrictions set forth in this Section 17 are fair, reasonable and necessary. The consideration provided for herein is sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 17. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

        18.    Limitation of Remedy.    The Representative shall have no claim against the Company for compensation or otherwise with regard to this Agreement or the representation created hereby, whether in contract, in tort, under any warranty or otherwise, either during the term of this Agreement or after its termination, for any termination in accordance with this Agreement. The Company shall not, by any reason of this termination of this Agreement, for sale or use of Products, for negligence, or otherwise, be liable to the Representative for any special, incidental of consequential damages or similar relief, including but not limited to, property damage, personal injury, compensation or damages for loss of present or prospect profits or revenues, loss of goodwill or expenditures, investments or commitments made in entering to this Agreement or in connection with the performance of obligations hereunder. Notwithstanding the foregoing, the Representative shall have the right to pursue commissions and expenses to which the Representative is entitled under this Agreement.

        19.    Waiver.    No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless in writing signed by each party except as otherwise provided herein. No failure of a party to exercise any right given to it hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the party's rights to demand exact compliance with the terms hereof. Waiver by a party of any particular default shall not affect or impair its rights in respect to any subsequent default of the same or of a different nature, nor shall any delay or omission of a party to exercise any rights arising from such default affect or impair the party's rights as to such default or any subsequent default.

        20.    Notices.    All notices required or permitted by the terms of this Agreement shall be in writing and shall be sent by certified or registered mail, postage prepaid, addressed as follows:

      If to AGE:

        American Gaming & Electronics, Inc.
        c/o Wells-Gardner Electronics Corporation
        9500 West 55th Street, Suite A
        McCook, Illinois 60525

      If to the Representative:

        Mark Komorowski
        8581 Ventura Drive
        St. John, IN 46373

or such other address as any party may designate in a notice to the others.

        21.    Assignments.    This Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. This Agreement shall not be assignable by the Representative without the prior written consent of AGE. Upon any assignment by the Representative that is not consented to in writing by AGE, AGE may terminate this Agreement solely at its option.

        22.    Survival.    Notwithstanding any termination of this Agreement, any duty or obligation which has been incurred by the terms hereof or which has not been fully observed, performed or discharged, shall survive termination until such duty or obligation has been fully observed, performed or discharged. The rights or remedies hereunder are cumulative to any other rights or remedies which may be grant by law.

        23.    Severability.    If any covenant or other provisions of this Agreement is invalid, illegal, or incapable of being enforced, by reason of any rule of law, administrative order, provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

        24.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

        25.    No Third Party Beneficiaries.    Except for the Company and as set forth in Section 26, no persons other than AGE and the Representative shall have any rights, to commissions or otherwise, by virtue of or under this Agreement, and the Representative shall not acquire, by virtue of this Agreement, any rights to commissions or otherwise under any other agreement that AGE may execute with any other sales representative.

        26.    Assignment.    It is the intent of the Representative to form an entity to perform this Agreement in full or in part and such entity will, without its consent, by bound by the terms of this Agreement and sign an instrument of accession with respect to this Agreement.

        27.    Integration/Modification/Entire Agreement.    This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior agreements, prior and/or contemporaneous communications and/or agreements between the parties, whether written or verbal, express or implied, direct or indirect, relating in any way to the subject matter hereof. This Agreement is intended by the parties to be a complete and wholly integrated expression of their understanding and agreement, and it may not be altered, amended, revised, modified or otherwise changed in any way except by a written instrument, which specifically identifies the intended alteration, amendment, revision, modification or other change and clearly expresses the intention to so change this Agreement, signed by the Representative and by an officer of AGE.

        28.    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        29.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original but both of which constitute one and the same Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN GAMING & ELECTRONICS, INC.

By:	/s/ ANTHONY SPIER Title: Chairman

/s/ MARK KOMOROWSKI

QuickLinks

SALES REPRESENTATIVE AGREEMENT